Exhibit 99.303

NEWS
COMPANY CONTACT:
Bernard A. “Skip” Wagner
November 13, 2003	Chief Financial Officer
(941) 953-9199

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2003

Sarasota, Florida—Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced financial results for the third quarter of 2003. Revenues for the third quarter were $34.0 million versus $39.1 million in the comparative period in 2002. For the quarter the company reported contribution from operations of $3.6 million versus $3.5 million in the third quarter of 2002. Net income was $397,000 or $0.04 per diluted share for the third quarter versus $472,000 or $0.05 per diluted share for the comparative period in 2002. Diluted shares were 10,261,000 and 10,225,000 in 2003 and 2002 respectively.

Revenues for the nine months ended September 30, 2003 were $107.1 million versus $119.8 million in the comparative period in 2002. For the nine months the company reported contribution from operations of $11.1 million versus $10.9 million in the same period of 2002. Net income was $1.3 million or $0.12 per diluted share for the nine months versus $1.6 million or $0.16 per diluted share for the same period in 2002. Diluted shares were 10,252,000 and 10,198,000 in 2003 and 2002, respectively.

The revenue decrease of $5.1 million compared with last year’s third quarter, was due to the discontinuation of operations at several facilities combined with lower occupancy levels in our Juvenile Division. Contribution from operations was up slightly as the strong performance of our Adult Division continued to be offset by lower results at several juvenile facilities. As we indicated last quarter the company is continuing to evaluate the financial impact of facilities that are under-performing and as a result we have discontinued the operations at our Genesis Program in Newport News, Virginia during October 2003. The related operating losses through September 30, 2003 are included in the third quarter earnings. Costs to exit these operations will be reflected in the fourth quarter. The Company is evaluating its options to include the possible sale or lease of the property.

Commenting on the Company’s performance for the third quarter James F. Slattery, President & CEO stated, “We are very excited about the continued strong performance of our Adult Division. We continue to gather momentum in our juvenile turnaround efforts, the focus of which is to reach targeted population levels at all facilities, set specific time frames for substantial improvement at under-performing facilities, and pursue appropriate new business opportunities.”

Slattery further stated, “We were very pleased with the recent award of three new contracts to our Juvenile Division and expect continued success as we actively pursue new projects.”

THE COMPANY WILL BE HAVING A CONFERENCE CALL TO DISCUSS THIS

RELEASE AT 2:00 p.m. EST TODAY. THE NUMBER TO CALL IS (888) 858-4066 (U.S.

only) or (973) 935-2410 (International). A REPLAY WILL BE AVAILABLE BY

CALLING (877) 519-4471 (U.S. only) (973) 341-3080 (International) PIN #4303656.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 20 facilities and 2,600 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 12 facilities representing approximately 4,500 beds. On a combined basis, the Company provides services in 15 states, representing approximately 7,100 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

* * *

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

September 30, 2003

(in thousands, except per share data)

	Nine Months Ended September 30,
	2003		2002
Revenues	$107,089	100.00%	$119,797	100.00%

Facility expenses
Operating	95,946	89.59%	108,889	90.89%
Start up costs	18	0.02%	—	0.00%

	95,964	89.61%	108,889	90.89%

Contribution from operations	11,125	10.39%	10,908	9.11%

Other operating expenses
General and administrative	7,156	6.68%	6,387	5.33%
Gain on disposal of assets	(45)	-0.04%	(48)	-0.04%

	7,111	6.64%	6,339	5.29%

Operating income	4,014	3.75%	4,569	3.81%
Interest expense, net	1,789	1.67%	1,795	1.50%

Income before income taxes	2,225	2.08%	2,774	2.32%
Income tax expense	968	0.90%	1,133	0.95%

Net income	$1,257	1.17%	$1,641	1.37%

Basic earnings per share	$0.12		$0.16

Diluted earnings per share	$0.12		$0.16

Number of shares used to compute EPS:
Basic	10,156		10,155

Diluted	10,252		10,198

Other Information
Beds under management (includes aftercare)	7,088		8,050
Compensated mandays	1,757,991		1,806,029

	Three Months Ended September 30,
	2003		2002
Revenues	$34,033	100.00%	$39,129	100.00%

Facility expenses
Operating	30,382	89.27%	35,597	90.97%
Start up costs	18	0.05%	—	0.00%

	30,400	89.33%	35,597	90.97%

Contribution from operations	3,633	10.67%	3,532	9.03%

Other operating expenses
General and administrative	2,372	6.97%	2,118	5.41%
Gain on disposal of assets	(25)	-0.07%	(2)	-0.01%

	2,347	6.90%	2,116	5.41%

Operating income	1,286	3.78%	1,416	3.62%
Interest expense, net	576	1.69%	581	1.48%

Income before income taxes	710	2.09%	835	2.13%
Income tax expense	313	0.92%	363	0.93%

Net income	$397	1.17%	$472	1.21%

Basic earnings per share	$0.04		$0.05

Diluted earnings per share	$0.04		$0.05

Number of shares used to compute EPS:
Basic	10,157		10,155

Diluted	10,261		10,225

Other Information

Beds under management (includes aftercare)	7,088		8,050
Compensated mandays	578,235		589,091

SELECTED BALANCE SHEET DATA
	September 30, 2003 (1)		December 31, 2002
Working Capital	$12,205		$17,171
Total Assets	144,768		88,088
Note Payable	57,240		—
Long-term Obligations	19,680		20,258
Shareholders’ Equity	51,270		50,008

(1) Balances at September 30, 2003 include activity associated with the construction and financing of a 500-bed facility in Tacoma, Washington.

4